Exhibit 10.2

ISS ACQUISITION CORPORATION

AND

INTEGRATED SOFTWARE SOLUTIONS, INC.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made this November 1, 2010, between ISS Acquisition Corporation, a New Jersey corporation (“Buyer”) and Integrated Software Solutions, Inc., a New Jersey corporation (sometimes “ISS” and sometimes “Seller”).

RECITALS

WHERAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, the assets, properties and rights of ISS designated herein (the “Conveyance”), subject to certain liabilities incident thereto, which Buyer is willing to assume, and Seller is willing to assign to Buyer, all on the terms and conditions set forth in this Agreement; and
WHERAS, The Parties desire to memorialize their agreement in this writing, NOW, THEREFORE,

WITNESSETH

FOR AND IN CONSIDERATION of the above recitals, the terms, the covenants, mutual representations, warranties, and conditions hereinafter contained and other good and valuable consideration, the parties agree as follows:

1. CONVEYANCE.
1.1.      Purchase and Sale of Assets of ISS. Buyer hereby purchases from Seller, and Seller hereby sells, transfers, conveys and delivers to Buyer, subject only to the “Assumed Liabilities” (as defined hereinafter), all of the “Assets” for the Purchase Price.
1.2.      Purchase Price for Assets. The purchase price of the Assets is Eight Hundred Fifty Thousand Dollars ($850,000), payable as follows:
1.2.1. Cash. The sum of Seven Hundred Thousand Dollars ($700,000) cash which cash shall be paid to Seller at Closing.
1.2.2. Cash in Escrow. Pursuant to the terms of an Escrow Agreement, the sum of One Hundred Fifty Thousand Dollars ($150,000) (the “Escrow Funds”) shall be delivered to an Escrow Agent and the agreement under which the Escrow Funds are held shall be the “Escrow Agreement” (Exhibit D).
1.3.      Assumption of Liabilities. Buyer assumes the Assumed Liabilities as defined in below, Assumed Liabilities shall include those obligations which arise after Closing including but not limited to the obligations under immigration visa and visa applications. The Buyer shall not assume or have any responsibility whatsoever with respect to the Excluded Liabilities, all of which will remain the sole responsibility of Sellers.
1.3.1. Application of Escrow Funds. The Escrow Funds shall be held for a period of Ninety (90) days following the Closing, for the payment of the following expenses:
1.3.1.1. amounts due to employees, consultants or vendors for work delivered or performed prior to the Closing;
1.3.1.2. expenses due for office, utilities, communications, taxes, rent of any kind and leases as of the Closing Date (including all amounts due as of the Closing Date for Assumed Liabilities;
1.3.1.3. obligations due and costs discovered relating to immigration not disclosed herein as of the Closing Date;

1.3.1.4. taxes for any obligations due to taxing agencies discovered and not disclosed herein as of the Closing Date; and
1.3.1.5. claims, litigation, and other Excluded Liabilities discovered and not disclosed herein as of the Closing Date.
1.3.2. The balance of the Escrow Funds after payment of all amounts required under this Paragraph 3(d) shall be paid by the Escrow Agent to Seller.
1.3.3. Assumption of Employee Obligations. Buyer assumes and undertakes responsibility for all of the Contractual Obligations arising after the Closing dated relative to employees, independent contractors and consultants whose employment or engagement is assigned as part of the Assigned Assets including but not limited to: (i) payroll wages and payroll withholding taxes associated with such employees and/or consultants; (ii) health care (medical and dental) insurance premiums to be paid for the benefit of such employees and/or consultants; (iii) all liability for the attestations made in the Labor Condition Application for each employee and H1-b consultants from the original petitioning employer (with assignment of each employee's or consultant's employment to the Buyer such that the obligations to such employees or consultants shall remain the same but for the identity of the new employer which is now the Buyer; and (iv) the satisfaction of any other obligation under any visa, visa application, obligation to or claimed by any Governmental Entity in connection with immigration status or permission to work in the United States (including but not limited to all pending/approved Labor Certifications and I-140 applications).
1.3.4. Non-Competition Agreement. The signing by specified “Key Employees” Shareholders and Officers of Seller of a Non-Competition Agreement in the form attached hereto as Exhibit E is a condition precedent to the effectiveness of this Agreement regardless of the order in which this Agreement and the Non Competition Agreements are signed.
1.3.5. Sales and Transfer Taxes and Fees. Seller shall pay all applicable sales, transfer, documentary, use, filing and other taxes that may become due and payable as a result of the sale, transfer and delivery of the Assets.

2. RIGHTS OF INSPECTION. Prior to Closing, Buyer and Seller shall make reasonable efforts to give the other party, including its representatives and agents, full access to the premises, books and records of each of the entities, and to furnish the other with such financial and operating data and other information including, but not limited to, copies of all legal documents and instruments referred to on any schedule or exhibit hereto, with respect to the business and properties of Buyer or Seller, as the case may be, as the other shall from time to time request; provided, however, if there are any such investigations: (1) they shall be conducted in such manner as not to unreasonably interfere with the operation of the business of the other party and (2) such right of inspection shall not affect in any way whatsoever any of the representations or warranties given by the respective parties hereunder. ISS shall direct its directors, Employee, accountants, attorneys, financial advisors and other agents and representatives to fully cooperate with Buyer and its agents, officers and professional advisors in connection with due diligence investigation of ISS as the primary focus of this paragraph. In the event of termination of this Agreement, Buyer and Seller shall each return to the other all documents, work papers and other materials obtained from the other party in connection with the transactions contemplated hereby, and shall take such other steps necessary to protect the confidentiality of such material.

3. CONDITIONS TO OBLIGATION TO CLOSE. The obligations of Buyer to consummate the Conveyance is subject to the following: (i) the Assets shall have been inspected and approved by Buyer; (ii) the representations and warranties set forth in Appendix E (including any change in conditions requiring disclosure) shall be true and correct in all material respects on the Closing Date; and (iii) no other condition or change in conditions exists except as may be waived in writing executed and delivered at or prior to the Closing).

4. THE CLOSING.
4.1.Closing Date. The closing of the Conveyance (the “Closing”) shall be effective for all purposes at 8:00 AM on November 1, 2010 (the “Closing Date”) notwithstanding that the provisions of Paragraph 4.2 may take place on a later date.

4.2. Deliveries and Proceedings at the Closing. At the Closing, the following shall occur:
4.2.1. Seller shall execute and deliver to Buyer, its Bill Of Sale in the form attached hereto as Exhibit A together with all such other documents and instruments of conveyance as may be reasonably necessary to transfer title including any consents to the use of names, assumed names, trademarks or service marks and, where necessary or appropriate, in recordable form.
4.2.2. The Parties shall execute and exchange an assignment and assumption agreement in a form attached hereto as Exhibit B to evidence the transfer to Buyer of the Assumed Liabilities.
4.2.3. Buyer shall deliver to the Escrow Agent the Escrow Funds to be held in the manner provided.
4.2.4.Seller, specified shareholders, officers and/or employees of ISS/CS shall execute and deliver to Buyer a Non-Competition Agreement in the form required and agreed-upon.
4.2.5.ISS shall furnish, with the assignments, such passwords, account information, assignment forms, signature cards and similar documents that permit Buyer to acquire exclusive control over those accounts, domain names, bank accounts, email accounts, computer systems and networks and other assets and relationships that utilize any similar control of the Assets to effectuate the assignments of control contemplated herein.

5. POST-CLOSING COVENANTS.
5.1. Further Assurances. If, at any time after Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, with each Party to bear its own costs and expenses under this provision (unless the requesting Party is entitled to indemnification therefore).
5.2. Payment of Excluded Liabilities. To the extent that any of the Excluded Liabilities are not satisfied in full prior to Closing, Seller shall perform, discharge, pay, or otherwise eliminate such liabilities according to the terms of such liabilities, as and when the same becomes due, and evidence of such payment satisfactory in substance and form to Buyer shall be provided to Buyer upon written request.

6. NOTICE. Any notice, declaration, demand or communication to be given by any party to this Agreement to any other party shall be in writing and transmitted to the other party by certified U.S. mail, return receipt requested, postage fully prepaid, addressed as follows:

To Buyer:	2850 Golf Road Suite 30, Rolling Meadows, IL 60008	With a Copy to:	Steven D Talbot 2101 NE 129th Street, Suite 213 Vancouver, WA 98686

To Seller:	666 Plainsboro Road Suite 1236 Plainsboro, NJ 08536	With a Copy to:	Robert W. Rubinstein Attorney 10 Rutgers Place Trenton, NJ 08618

The mailing and registering or certifying of any such notice as herein provided shall be sufficient service thereof. All notices complying with this paragraph shall be deemed effective two (2) business days following the deposit thereof in the U.S. mail, irrespective of the date of actual receipt of such notice by the addressee. Either party may by notice change such address for notice.

7.MISCELLANEOUS PROVISIONS.
7.1. Press Releases and Public Announcements. No Party may issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties. The Parties acknowledge that Buyer may, as a result of an intended merger, have reporting obligations under the Securities Exchange Act of 1934 and Seller and Buyer shall use reasonable best efforts to propose and negotiate disclosures acceptable to Buyer which conform, as to content and timing, to all disclosures required under the act. ISS’s consent to such disclosures shall not be unreasonably withheld or delayed.

7.2.  Entire Agreement. This Agreement (including the Appendices, Schedules and other documents referred to or incorporated by reference herein or attached hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. The Appendices and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
7.3.  Succession and Assignment, No Third-Party Beneficiaries. This Agreement is binding upon and inures to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. No holder of any claims or rights against ISS shall have the right under this Agreement to any claim against Buyer except as assumed herein.
7.4.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement and may be used instead of the original Agreement for all purposes.
7.5.  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
7.6.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
7.7.   Expenses. Each of the Parties shall bear its own costs and expenses, including legal fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby.
7.8.   Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Appendices hereto) and not to any particular provision of this Agreement. Article, Section, paragraph, Appendices and Schedule references are to the Articles, Sections, paragraphs, Appendices and Schedules to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive, and references to a Person are also references to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

8.  RISK OF LOSS. Seller shall retain all risk of condemnation, destruction, loss or damage due to fire or other casualty to the Assets until the Closing.

9. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement (including, without limitation, the breach thereof or the scope and applicability of this arbitration clause) shall, unless otherwise agreed by the parties, be settled by binding arbitration, in accordance with the then-current rules of and conducted by the American Arbitration Association. Any arbitration proceeding hereunder shall take place, at the sole discretion of the party initiating such action, in either the New Jersey or Delaware, unless otherwise agreed by the parties in writing. Any award or determination of the arbitration shall be final and binding upon the parties and final judgment upon such award or determination may be entered in any court having jurisdiction thereof. The parties hereby agree that the prevailing party in any arbitration, suit, action or proceeding arising out of or relating to this Agreement shall be entitled to reimbursement of its reasonable attorneys' fees incurred in connection therewith, as well as all other costs and expenses relating thereto, from the non-prevailing party or parties. Notwithstanding the foregoing, the parties retain the right to seek injunctive or other equitable relief in a court of competent jurisdiction to prevent or stop a breach of this Agreement, and nothing in this Section shall preclude a party from seeking provisional remedies in order to protect his or its rights pending arbitration. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule either of the State of Delaware or any other jurisdiction.

10. ATTORNEYS’ FEES. If any legal action, arbitration, mediation or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, then the successful or substantially prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs, including court costs, incurred in that action or proceeding, in addition to any other relief to which the successful or substantially prevailing Party or Parties may be entitled.

11. CERTAIN DEFINITIONS. As used in this Agreement, capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Appendix A to this Agreement.

12. REPRESENTATIONS AND WARRANTIES. As used in this Agreement, the Parties shall have made the representations and warranties as of the date of this Agreement and which representations and warranties shall remain true, correct and complete and binding on each Party as of the “Closing” (as hereinafter defined).

APPENDICES
Appendix A:	Definitions
Appendix B:	Accounts Receivable
Appendix C:	Assumed Contracts
Appendix D:	List of Assets
Appendix E:	Representations and Warranties of the Parties
Appendix F:	Accounts Payable

APPENDIX A

CERTAIN DEFINITIONS

As used in this Agreement, the following terms have the meanings ascribed to them in this Appendix A.

1.           “Assets” mean, except for the Excluded Assets and as otherwise set forth in the Agreement, all right, title, and interest in and to all of the assets and properties of ISS, owned, used or held for use by ISS, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including, without limitation, the following:
1.1.           all cash and cash equivalents and billed and unbilled accounts receivable (except for receivables relating to work performed prior to the Closing Date), including, without limitation, the accounts receivable listed on Appendix B;
1.2.           all Intellectual Property, goodwill, licenses and sublicenses, rights, remedies against infringements, and rights to protection of interests under the laws of all jurisdictions;
1.3.           all agreements and contracts listed on Appendix C (collectively, the “Assumed Contracts”) and all rights thereunder;
1.4.           all permits, to the extent transferable;
1.5.           all credits, prepayments, prepaid expenses, and deferred items, claims, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment except where the foregoing relates to an Excluded Asset;
1.6.           all tangible personal property (including supplies, inventory, equipment, furniture, trucks, automobiles), including, without limitation, the inventory, assts equipment, furniture and supplies listed on Appendix D;
1.7.           all books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, customer lists, studies, reports, and other printed, written or machine-readable materials;
1.8.           the trade name “Integrated Software Solutions” and other trademarks and servicemarks used or claimed in connection with the business of ISS and the domain names associated therewith, including but not limited to issinc-use.com (which domain names include all rights for websites, email and other uses permitted under such domain names); and
1.9.           goodwill and going concern value of the ISS and the business of the ISS;
2.           “Adverse Consequences” means the cost of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
3.           “Assumed Contracts” has the meaning set forth in the definitions of “Assets.”
4.           “Assumed Liabilities” means:
4.1.           those trade payables presently identified by Seller as not having accrued prior to the Closing Date;
4.2.           all payables of ISS relating to payroll and other obligations to the Employees and consultants which arise or accrue after the Closing Date;
4.3.           all obligations of ISS under the lease for its present location including future payments of rent arising only after the Closing Date; and
4.4.           all obligations of ISS under the Assumed Contracts arising from and after the Closing Date
4.5.           Assumed Liabilities shall not include any duties, responsibilities, commitments, expenses, obligations or liabilities of ISS relating to the Assets or to the business of ISS which may be asserted against or imposed upon Buyer as a successor or transferee of ISS as an acquirer of the Assets or the business or otherwise as a matter of law.
5.           “Business Day” means Monday through Friday, except for a federal holiday that falls on any of those days.
6.           “Closing” has the meaning specified in Section 7 of the Agreement and may also be referred to as the “Closing Date” which shall have the same meaning.

7.           “Code” means the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder.
8.           “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, contract, lease, license, instrument material commitment, plan, promissory note, mortgage, lease, banking relationship (including but not limited to checking, savings, loan or other account or service agreement, merchant account, cash management relationship or safe deposit box), insurance policy or contract (whether for property coverage, liability or other claims) enforceable policy, license, franchise or similar instrument or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same or any other arrangement or undertaking to which such Person is a party or by which it or any of its property is bound.
9.           “Excluded Assets” means (a) any of the rights of ISS under this Agreement; (b) any duplicate copies of the books and records transferred to Buyer; (c) any rights or choses in action to the extent arising out of occurrences before the Closing and related to any litigation for which any Liability would constitute an Excluded Liability; the rights under accounts receivables for work performed and delivered prior to the Closing Date; and (d) all Seller’s employment, independent contractor and independent consultant contracts, that are the subject of a separate Assignment Agreement of even date herewith, (e) any contracts not specifically identified as an Assumed Liability.
10.           “Excluded Liabilities” all of the following are Excluded Liabilities for purposes of this Agreement:
10.1.           any Liability of ISS for unpaid taxes or for income, transfer and other taxes arising in connection with or as a result of the operation of the business of ISS before Closing or the consummation of the Conveyance;
10.2.           any liability to any employee, independent contractor and independent consultant to compensation that accrued prior to the Closing, or to any taxing agency for any tax or fee that accrued prior to the Closing whether withheld or that is the obligation of ISS such as but not limited to, a matching amount.
10.3.           any obligation of ISS to indemnify any Person (including any stockholder) by reason of the fact that such Person was a director, officer, employee, or agent of the ISS or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
10.4.           all Liabilities arising under any contracts that are not Assumed Contracts;
10.5.           any Liability for criminal activity, criminal or civil fraud or intentional or willful wrongdoing by ISS or its officers, directors, Employee or agents occurring prior to the Closing Date;
10.6.           any Liability with respect to any environmental claim arising in connection with or out of the operation of the business of the ISS prior to the date of Closing;
10.7.           all other Liabilities and obligations of ISS, whether known or unknown, whether or not set forth in ISS’s financial statements; and
10.8.           any Liability or obligation of ISS under this Agreement.
11.           “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

12.           “Intellectual Property” means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications,   registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all computer software (including data and related documentation), (g) all domain names, websites, phone numbers and facsimile numbers,   (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
13.           “Litigation” means, as to any Party, any action, suit, investigation, audit, grievance or proceeding, pending or, to the knowledge of such Party, threatened against such Party, or a judgment, decree, injunction, order or ruling of any Governmental Entity resulting from such Litigation against such Party.
14.           “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
15.           “Permits” means all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies.
16.           “Person” means an individual, partnership, corporation, association, joint stock company, limited liability company or partnership, trust, estate, joint venture, unincorporated organization, or Governmental Entity (or any department, agency, or political subdivision thereof).
17.           “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and Bylaws or other Government issued certificate of Existence or Authority, organizational or governing documents of such Person, if applicable, and any law, treaty, rule or regulation, or determination of an arbitrator or any court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
18.           “Rule” means any constitution or statute or law or any judgment, decree, injunction, order, ruling, ordinance, regulation or rule of any Governmental Entity, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, environment, employee safety and health, fair credit reporting, anti-competitive activities and taxation.
19.           “Security Interest” means any lien, claim, encumbrance, mortgage, pledge, charge, or other security interest.
20.            “Subsidiary” means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or persons serving similar functions.
21.           “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

APPENDIX B

ACCOUNTS RECEIVABLE

APPENDIX C

ASSUMED CONTRACTS

APPENDIX D

LIST OF ASSETS

1.           All domains including but not limited to issinc-usa.com (provide and facilitate transfer of administrative contact with the domain registrar to manage emails, websites, transfers and other domain related matters)

2.           All databases containing consultants, past, current and prospective client contacts

3.           All marketing material in its original soft and hard copies including rate cards and proposals

4.           All previous communications including emails with all clients

5.           All physical assets including office furniture, computer equipment, printers, copiers, phones

6.           All automobiles used for business purposes

7.           Any and all other assets in the name of ISS, Inc.

8.           Any and all assets used in the business operations for running the Hyderabad, India office.

APPENDIX E

REPRESENTATIONS AND WARRANTIES

1.Each of the Parties to this Agreement has made, in connection with the entry into this Agreement and shall continue to represent and warrant to the other, the truth, accuracy, completeness and satisfaction of each of the representations and warranties:
1.1. Corporate Organization and Authority. Each of ISS and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has all the corporate powers necessary to own, lease and operate the assets and properties it now owns, leases and operates and to carry on its businesses as now conducted and is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its businesses or properties requires qualification.
1.2. Each of ISS and Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of each of ISS and Buyer has duly authorized the execution, delivery, and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of each of ISS and Buyer, enforceable in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
1.3. No Conflicts. The execution, delivery and performance of this Agreement by each of ISS and Buyer shall not (i) violate any provision of the Articles of Incorporation, Bylaws, Board Resolutions or Stockholder Resolutions of either ISS or Buyer (ii) violate or constitute a breach of or default under any material Requirement of Law or Rule of any Governmental Entity to which Seller or Buyer is subject, (iii) violate, constitute a breach under, cause a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contractual Obligation to which ISS or Buyer is a party or by which either is bound or to which any of either’s assets is subject (or result in the imposition of any Security Interest upon any assets), require the filing with or notice to and/or approval by and/or consent from any Governmental Entity or other Person in connection with the execution and delivery of this Agreement or the consummation hereof of the transaction contemplated hereby by either ISS or Buyer.
1.4. No Litigation. There is no Litigation instituted, pending or threatened against any Party which could affect the rights of Buyer to acquire the Assets or Seller to sell the same.
1.5. No Violation of Law. The execution of this Agreement or the consummation of any transaction contemplated hereunder is not in violation of or in default with respect to any applicable law or any applicable rule, regulation, order, writ or decree of any Governmental Entity.
1.6. No Delinquencies.  Neither Party is delinquent with respect to any report required to be filed with any Governmental Entity which violation or default could have a materially adverse effect upon the business, operations or financial condition of ISS.
1.7. Title to Assets. ISS is the sole and unconditional owner of, with good and marketable title to, all the Assets disclosed as owned by such Party free and clear of any Security Interest and ISS has good and marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of any Security Interest or restriction on transfer. All Security Interests not disclosed and accepted as provided herein or paid as of the Closing shall remain the obligation of Seller and any deferred payments due with respect to such Security Interest shall be subject to payment by Seller or release of Buyer from such undisclosed Security Interests.
1.8. All Contracts in Full Force. All Contractual Obligations to which ISS is a party are valid and in full force and effect on the date hereof, and ISS has not breached any material provision of, and is not in default in any material respect under the terms of, any such contract, agreement, plan, promissory note, mortgage, lease, policy, license, franchise or similar instrument which breach or default would have a materially adverse effect upon the business, operations or financial condition of ISS.

1.9.   No Brokers or Finders. No Party shall have or create any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any other Party could become liable or obligated.
1.10. Disclosure. No representation, warranty or statement made by either Party to (i) this Agreement, or (ii) in any other written materials furnished or to be furnished by such Party or its representatives to the other Party or the representatives of such other Party pursuant to this Agreement, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.
1.11. The Schedules and Appendices are True and Correct and Complete. The Appendices furnished by Seller are true, correct and complete and fully and accurately disclose all of the following, the approval of which shall be a condition to close unless waived by Buyer:
1.11.1.           Financial statements of ISS including, but not limited to, balance sheets and profit and loss statements for the most-recently ended fiscal year, prepared in accordance with generally accepted accounting principles, and interim balance sheets and profit and loss statements for the period following such fiscal year through the month end immediately prior to the Closing, which fairly present the financial condition of ISS at the dates indicated thereon.
1.11.2.           An accurate list and description of all Assets disclosed on Appendix D with specificity as to any assets of a value equal to or greater than $1,000.00; provided, however, that Buyer acknowledges and agrees that Seller make no representation or warranty as to the current condition of any such Assets except that Seller own or lease all Assets in functional or adequate condition and quantity as necessary to conduct Seller’s business in accordance with past practice.
1.11.3.           Security Interests and debts, liabilities and obligations of ISS (individually in excess of $1,000 or collectively in excess of $5,000) incurred or owing as of the date of this Agreement
1.11.4.           A list of all Contractual Obligations of ISS to which ISS is a party, which involves, or can reasonably be expected to involve, aggregate future payments or receipts by ISS of $1,000.00 or more annually during the twelve-month period following the Closing (any of which being assumed shall be set forth on and disclosed on Appendix C).
1.11.5.           A list of all employee and consultant contracts which ISS may have.
1.11.6.           A list of all customers of ISS, including all presently effective contracts of ISS to be assigned to Buyer, accounting for the principle revenues of ISS, indicating the dollar amounts of gross revenues of each such customer for the period ended as of a recent date.
1.11.7.           A list of all accounts receivable as of the Closing disclosed on Appendix B. and all accounts payable as of the Closing disclosed on Appendix F.

APPENDIX A

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (the “Bill of Sale”) is made this November 1, 2010 by ISS Acquisition Corporation, a New Jersey corporation (“Buyer”) or its assigns, and Integrated Software Solutions, a New Jersey corporation (“Seller”).

RECITALS

WHERAS, the Parties entered into that certain Asset Purchase Agreement dated November 1, 2010 (the “APA”), pursuant to which the Assets are to be sold and assigned from Seller to Buyer and certain Assumed Liabilities are to be assumed by Buyer, all under the terms and subject to the conditions contained in the Asset Purchase Agreement and
WHERAS, this Bill of Sale is given in consummation of that Agreement, and
WHERAS, the assignment and assumption of the Assumed Liabilities occurs simultaneously with the execution and delivery of this Bill of Sale pursuant to a separate instrument, NOW, THEREFORE,

WITNESSETH

FOR AND IN CONSIDERATION of the above recitals, the terms, the covenants, mutual representations, warranties, and conditions hereinafter contained and other good and valuable consideration, the parties agree as follows:

1.           SALE AND ASSIGNMENT OF ASSETS. Seller hereby grants, bargains, sells, conveys, assigns, transfers, sets over and delivers to Buyer, its successors and assigns, subject to the terms and reservations hereof, all of Seller’s right, title and interest in and to the Assets, as set forth on Schedule A (the “Assets”) the benefits thereof, and the right to enforce the covenants and warranties, if any, which Seller is entitled to enforce with respect to Seller’s predecessors in title to any and all of the Assets, regardless of the omission of any document of conveyance, errors in description therein, any incorrect or misspelled names thereon or any transcribed or incorrect recording references thereto, and Buyer does hereby assume, acquire, receive, accept and acknowledge delivery of the Assets from Seller, to have and to hold all such Assets together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Buyer and Buyer’s successors and assigns forever; subject only to those matters of title identified as set forth on Schedule B attached hereto and incorporated herein by this reference (the “Permitted Exceptions”).

2.           ASSUMPTION OF EMPLOYEE OBLIGATIONS. Buyer assumes and undertakes responsibility for all of the Contractual Obligations for Employees and independent contractors and consultants whose employment or contract is assigned as part of this Agreement. Buyer shall pay (i) payroll wages and payroll withholding taxes which arise on or after the date of this Agreement; (ii) health care (medical and dental) insurance premiums which arise on or after the date of this Agreement; (iii) all liability for the attestations made in the Labor Condition Application for each employee and H1-b consultants from the original petitioning employer (with assignment of each employee's or consultant's employment to Buyer such that the obligations to such Employees or consultants shall remain the same but for the identity of the new employer which is now Buyer; and (iv) the satisfaction of any other obligation under any visa, visa application, obligation to or claimed by any Governmental Entity in connection with immigration status or permission to work in the United States (including but not limited to all pending/approved Labor Certifications and I-140 applications).

3.           FURTHER ASSURANCES. From time to time after the date hereof, each of the parties hereto shall, upon request by the other party and without further consideration, execute, acknowledge and deliver all such other instruments of sale, assignment, conveyance and transfer, and shall take all such

4.           SUCCESSORS AND ASSIGNS. The terms of this Bill of Sale are binding upon, and inure to the benefit of, each party hereto and its successors and permitted assigns, and nothing in this Bill of Sale, express or implied, is intended to or shall confer upon any other person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Bill of Sale.

5.           AMENDMENTS; WAIVER. This Bill of Sale may be amended, modified or supplemented, and the terms hereof may be waived, in each case only by a written instrument executed by all of the parties hereto. The waiver by any party hereto of a breach of any provision of this Bill of Sale shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar.

6.           COUNTERPARTS. This Bill of Sale may be executed and delivered in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The exchange of copies of this Bill of Sale and of signature pages by facsimile or electronic (i.e., PDF) transmission shall constitute effective execution and delivery of this Bill of Sale and may be used instead of the original Bill of Sale for all purposes.

7.           GOVERNING LAW. This Bill of Sale shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of law of any jurisdiction other than the State of Delaware.

8.           INTERPRETATION. This Bill of Sale is subject to all of the terms, conditions and limitations set forth in the Asset Purchase Agreement. The parties hereto acknowledge that all representations, warranties, covenants and agreements made by them or their owners, as the case may be, in the Asset Purchase Agreement, including in any Schedule or Exhibit thereto, shall, to the extent and for the period set forth in the Asset Purchase Agreement survive the Closing Date, the execution and delivery of this Bill of Sale, the acceptance hereof by Buyer and the sale, conveyance, assignment, transfer and delivery of the Assets hereby effected. In the event that any provision of this Bill of Sale is construed to conflict with a provision of the Asset Purchase Agreement, the provision of the Asset Purchase Agreement shall be deemed to be controlling.

9.           Capitalized terms used but not otherwise defined in this Bill of Sale have the meanings set forth in the Asset Purchase Agreement.

Schedule A to Bill of Sale

The “Assets”

9.           All domains including but not limited to issinc-usa.com (provide and facilitate transfer of administrative contact with the domain registrar to manage emails, websites, transfers and other domain related matters)

10.           All databases containing consultants, past, current and prospective client contacts

11.           All marketing material in its original soft and hard copies including rate cards and proposals

12.           All previous communications including emails with all clients

13.           All physical assets including office furniture, computer equipment, printers, copiers, phones

14.           All automobiles used for business purposes

15.           Any and all other assets in the name of ISS, Inc.

16.           Any and all assets used in the business operations for running the Hyderabad, India office.

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is made this November 1, 2010, between ISS Acquisition Corporation, a New Jersey corporation (“Buyer”) or its assigns, and Integrated Software Solutions, Inc., a New Jersey corporation (sometimes “ISS”) and sometimes “Seller”).

RECITALS

WHERAS, Seller and Buyer entered into that certain Asset Purchase Agreement dated November 1, 2010 (“APA”) whereby Buyer acquired the operational assets of the business known as Integrated Software Solutions (the “Business”),.
WHERAS, Under the APA and in order to operate and exploit the Business, Buyer has agreed to assume only certain debts and liabilities specified therein as the “Assumed Liabilities” (as defined and identified in the APA) which debts and creditor relationships related to and essential to the Assets
WHERAS, Buyer has not agreed to assume or accept any of the “Excluded Liabilities” (as defined and identified in the APA).
WHERAS, Seller and Buyer desire that only the liabilities, debts and credit relationship described herein be assigned to Buyer under the terms and subject to the conditions contained in the APA.
WHERAS, the conveyance of the Assets is taking place simultaneously with the execution and delivery of this Agreement pursuant to a separate instrument, NOW, THEREFORE,

WITNESSETH

FOR AND IN CONSIDERATION of the above recitals, the terms, the covenants, mutual representations, warranties, and conditions hereinafter contained and other good and valuable consideration, the parties agree as follows:

1.           RECITALS INCORPORATED BY REFERENCE. The foregoing recitals are a material part hereof and this Assignment Agreement shall be construed so as to give maximum effect thereto.
2.           ASSIGNMENT AND ASSUMPTION. Seller hereby transfers, assigns, conveys, delivers and delegates to Buyer, the Assumed Liabilities. Buyer hereby accepts such assignment and assumes and agrees to pay, discharge, perform or otherwise satisfy in due course in accordance with their respective terms the Assumed Liabilities. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to include a transfer, assignment, conveyance, delivery or delegation of any of the Excluded Liabilities.
3.           FURTHER ASSURANCES. From time to time after the date hereof, each of the Parties hereto shall, upon request by the other party and without further consideration, execute, acknowledge and deliver all such other instruments of sale, assignment, conveyance and transfer, and shall take all such other reasonable action, in each case to the extent reasonably required to give effect to the transactions sought to be consummated by this Assignment Agreement.
4.           SUCCESSORS AND ASSIGNS. The terms of this Assignment Agreement are binding upon, and inure to the benefit of, each party hereto and its successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, interests, benefits or remedies of any nature whatsoever under or by reason of this Assignment Agreement.
5.           AMENDMENTS; WAIVER. This Assignment Agreement may be amended, modified or supplemented, and the terms hereof may be waived, in each case only by a written instrument executed by both parties hereto. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar.
6.           COUNTERPARTS. This Assignment Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The exchange of copies of this Assignment Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Assignment Agreement and may be used instead of the original Assignment Agreement for all purposes.

7.           GOVERNING LAW. This Assignment Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the application of law of any jurisdiction other than the State of Delaware.
8.           INTERPRETATION. This Assignment Agreement is subject to all of the terms, conditions and limitations set forth in the APA. Each party hereto acknowledges that all representations, warranties, covenants and agreements made by it or its owners, as the case may be, in the APA, including in any Schedule or Exhibit thereto, shall, to the extent and for the period set forth in the APA survive the Closing Date, the execution and delivery of this Assignment Agreement, the acceptance hereof and the assignment, conveyance, transfer, delivery and delegation of the Assumed Liabilities hereby effected. In the event that any provision of this Assignment Agreement is construed to conflict with a provision of the APA, the provision of the APA shall be deemed to be controlling.
9.           ADDITIONAL TERMS. In the event that any provisions of this Assignment Agreement is held to be invalid, illegal, or unenforceable, the remainder of this Assignment Agreement shall not be affected thereby but shall remain in effect giving as much force as possible, including reformation if possible, to the intent of such provisions.

EXHIBIT C

(Intentionally omitted)

EXHIBIT D

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made this November 1, 2010, between ISS Acquisition Corporation, a New Jersey corporation (“Buyer”) or its assigns, and Integrated Software Solutions, Inc., a New Jersey corporation (sometimes “ISS”) and sometimes “Seller”).

RECITALS

WHERAS, Seller has sold certain assets, and part of the consideration therefore is the sum of One Hundred Fifty Thousand Dollars ($150,000) (the “Escrow Funds”) pursuant to that certain Asset Purchase Agreement dated November 1, 2010 (the “APA”), and
WHERAS, Seller is required by the APA as a condition to receiving the “Purchase Price”, to deposit the Escrow Funds with Escrow Agent who shall hold the Escrow Funds until any unforeseen or undisclosed “Excluded Liabilities” (if any) are identified and paid from the Escrow Funds, and
WHERAS, the parties further desire that

Robert S. Rothenberg, Esq.
Rothenberg & Associates, LLC
103 Carnegie Center, Suite 119
Princeton, NJ 08540

  serve as Escrow Agent and that Escrow Agent receive the Escrow Funds in accordance with this Agreement and the APA, and after fulfillment of the terms thereof, that Escrow Agent distribute the Escrow Funds in accordance with the requirements of the APA and this Agreement, NOW, THEREFORE,

WITNESSETH

FOR AND IN CONSIDERATION of the above recitals, the terms, the covenants, mutual representations, warranties, and conditions hereinafter contained and other good and valuable consideration, the parties agree as follows:

1.           DELIVERY OF ESCROW FUNDS. Buyer shall deliver or causes to be delivered the Escrow Funds to Escrow Agent in lawful currency of the United States, good funds, deposited to Escrow Agent’s escrow account or otherwise as shall permit Escrow Agent to hold the same for a period commencing on the Closing Date as specified in the APA and continuing for Ninety (90) days thereafter (the “Termination Date”).
2.           PAYMENTS FROM ESCROW FUNDS. Seller hereby directs Escrow Agent to receive the Escrow Funds and hold same until receipt of notice from Buyer and Seller who may direct Escrow Agent to pay certain amounts from the Escrow Funds (up to the full amount of such Escrow Funds) to any one or more creditors, claimants or other parties as entitled under any “Excluded Liabilities” and Escrow Agent shall pay, from the Escrow Funds, such amount directed to be paid.
3.           REMAINDER OF ESCROW FUNDS. If any of the Escrow Funds remains in the Escrow Account as of the Termination Date, Escrow Agent shall deliver the balance to Seller. In the event that Escrow Agent does not receive actual notice from Buyer prior to the Termination Date, Escrow Agent (unless in receipt of a contrary direction from a court of competent jurisdiction) shall deliver all of the Escrow Funds (less Escrow Agent’s fees and costs which shall not exceed $1,000) to Seller via such courier service or other direction as provided to Escrow Agent and this Escrow Agreement shall terminate.
4.           LIMITED OBLIGATION OF ESCROW AGENT. Payment of amounts directed by Buyer under the provision of the paragraph 3 above shall be the sole obligation of Escrow Agent and upon proof of same, Escrow Agent’s obligations shall cease.

5.           HOLD HARMLESS. Seller and Buyer, each intending to bind itself/himself, his heirs, itself, its heirs, successors and assigns does hereby release and absolutely and forever discharge Escrow Agent, his business/law firm and his heirs, executors, administrators, successors or assigns, from all claims and demands, actions and causes of action, of every name and nature, whether or not stated heretofore so that none of them shall have any claim on or against the Escrow Agent, directly or indirectly, on any claim of damages or supposed liability or thing undertaken, done or omitted to be done, from the inception of their contractual relationship or arising out of any other contract between them to this day and all forever agree to hold harmless Escrow Agent for any costs, obligation or claims including reasonable attorney’s fees resulting from Escrow Agent’s actions in fulfillment of his duties hereunder so long as the terms and conditions of this Escrow Agreement have been met and each, intending to bind himself, his heirs, itself, its heirs, successors and assigns, shall be jointly and severally liable to Escrow Agent for the same. In the event that either or any parties hereto are engaged in any litigation or exchange any notices reasonably implying that litigation is imminent, prior to Escrow Agent’s delivery of the Funds as provided herein, Escrow Agent shall have the right to deposit the Funds into the highest court of general jurisdiction in the state of Delaware or otherwise await orders of the Court in lieu of any obligations imposed on Escrow Agent and this Agreement shall terminate upon such delivery of the Funds to a court of competent jurisdiction.
6.           COSTS AND EXPENSES. Except as provided under the indemnification of Escrow Agent, each party shall pay its own costs and expenses.

EXHIBIT E

NON-COMPETITION AGREEMENTS

This NON-COMPETITION AGREEMENT (this “Agreement”) is made on November 1st, 2010, and is between Zolon Corporation, a Florida corporation (“Buyer”), and Ajay Chopra, Prabhakar Gudur, Srirangeva Revuri, Nirmal Sinha Solanki (“Key Employee”) and Integrated Software Solutions, Inc.

RECITALS

WHERAS, Key Employee is a shareholder and/or an officer of Seller, and/or an independent contractor and/or an independent consultant and/or a Key Employee (all the foregoing herein referred to as “Key Employee”) of Integrated Software Solutions, Inc., a New Jersey corporation (sometimes “ISS” and sometimes “Seller”), and

WHERAS, Seller is the employer of, or vendor under an independent contractual relationship with Key Employee, and

WHERAS, Buyer (through its wholly owned subsidiary, ISS Acquisition Corporation) and Seller have executed and delivered an Asset Purchase Agreement dated as of November 1, 2010 (the “APA”), wherein Buyer shall acquire certain accounts and contractual relationships belonging to ISS (which transaction is outlined and consummated pursuant to the APA is herein referred to as the “Conveyance”), and

WHERAS, Buyer’s business extends throughout the United States of America, and

WHERAS, Key Employee accepts and admits that Seller and Buyer are each presently engaged in a highly competitive industry and accepts and admits that the “Current Employees” and “Current Clients” (as each is defined herein) of Seller are substantial assets that are very important to the success of Seller and the value being sold to Buyer pursuant the APA, and

WHERAS, Key Employee accepts and admits that a prohibition against competing against Buyer for “current clients” and “current employees” or soliciting business for Key Employee’s own account from “current clients” and “current employees” during the term of this Agreement, is for a reasonable period of time and is appropriate and necessary for the protection of the competitive advantages Buyer is purchasing, and

WHERAS, in order to induce Buyer to execute and deliver the APA and consummate the Conveyance, Key Employee is willing to execute this Agreement, NOW, THEREFORE,

WITNESSETH

  FOR AND IN CONSIDERATION of $100 receipt of which is hereby acknowledged, the above recitals, the terms, the covenants, mutual representations, warranties, and conditions hereinafter contained and other good and valuable consideration, the parties agree as follows:

1.           RECITALS INCORPORATED BY REFERENCE. The foregoing recitals are a material part hereof and this Agreement shall be construed so as to give maximum effect thereto.
2.           CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meaning:
2.1. “Current Clients” shall mean those clients and/or customers of Seller as assigned to Buyer under the APA, including such successors and assigns of such customers and/or clients engaged in the same business or receiving the same services from Buyer as was previously provided by Seller.

2.2.           “Current Employee” shall mean any and all Employees, independent contractors, consultants and agents of Seller and their respective firms, companies, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees, and consultants previously or currently providing any employment, labor or services to Seller.

3.           PAYMENT AND CONSIDERATION. Key Employee shall receive one hundred dollars ($100) and other good and valuable consideration, receipt of which is hereby acknowledged, which would not be paid, but for the agreement of the Key Employee to the terms of this Agreement.

4.           NON-COMPETITION, COVENANT NOT TO COMPETE. Key Employee covenants and warrants to Buyer, its successors and assigns that he/she shall not compete with or against Buyer for current clients and current employees in any location where the current clients utilize buyer’s services, nor take any action, the effect of which would be to compete or circumvent this covenant and warranty or go around or utilize any intermediary process to compete for current clients and current employees by knowingly making any contact with, soliciting, dealing with or otherwise being involved in any transaction with any Current Client or Current Employee whether or not seeking or using services of Buyer, for a period of Three (3) years following the date of this Agreement, nor engaging, hiring or utilizing any Current Employee in competition against Buyer for current clients and current employees for a period of Three (3) years. This covenant not to compete, represents the agreement, representation, warranty and acknowledgement by each of the parties hereto, that only Buyer shall be allowed to transact business with a Current Client or engage or hire or utilize any Current Employee during the periods specified and Key Employee shall not engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent equity-holder, officer, director, licensor, lender, lessor in any other corporate, individual or representative capacity, current clients and current employees in any location where the current clients utilize Buyer’s services.

5.           REASONABLENESS OF SCOPE OF PROTECTION. Buyer and Key Employee hereby acknowledge, accept and admit that the limitations in this Agreement are reasonable, practical and appropriate. Each of Buyer and Key Employee hereby acknowledges, accepts and admits that the purpose of the provisions of this Agreement is to protect the parties hereto from unfair loss of goodwill and business advantage. If any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Agreement is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

6.           TERM AND GEOGRAPHIC AREA. This Agreement shall remain in full force and effect for a period of three (3) years for current clients and current employees and shall not be cancelable nor revocable during that term. This Agreement is applicable throughout the United States of America.

7.           CARVE OUT PROVISION. ISS Shareholder Ajay Chopra’s wife, Jessica Chopra is engaged in the business of managing eBusiness Application Solutions, Inc. and Aveeva, Inc., (the “Other Enterprises”). The provisions of this Non-Compete Agreement do not apply to Ajay Chopra’s wife, Jessica Chopra concernng doing business with current clients. However, it is agreed that Jessica Chopra will not hire current employees. ISS shareholder Prabhakar Reddy is engaged in the business of operating/managing Radiant Global, Inc. The provisions of this Non-Compete Agreement do not apply to Prabhakar Reddy continuing his employment/management/operation of Radiant Global, Inc.

8.           MISCELLANEOUS.

8.1. The invalidity or non-enforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect or of any other provision of this Agreement. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

8.2.           The parties hereby acknowledge, accept and admit that the remedy at law for any breach of the provisions of this Agreement is insufficient and inadequate and that the party aggrieved shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies Buyer may have at law.
8.3.           This Agreement may not be altered or amended except in writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.
8.4.           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to rules or principles of conflicts of law requiring the application of the law of another state), and that the courts in the State of Delaware shall have exclusive jurisdiction over, and shall constitute permissible venue for, any litigation, special proceeding, dispute or other proceeding as between the parties that may be brought or arise out of, in connection with, or by reason of this Agreement.
8.5.           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
8.6.           Each of Buyer and the Key Employee has read the foregoing Agreement, fully understands the contents thereof, has had the opportunity to obtain independent legal advice regarding the Agreement’s legal effect, and is under no duress regarding its execution.
8.7.           Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Appendices hereto) and not to any particular provision of this Agreement. Article, Section, paragraph, Appendices and Schedule references are to the Articles, Sections, paragraphs, Appendices and Schedules to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive, and references to a party are also references to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction or presumption requiring construction or interpretation against a particular party may be applied against any party.
8.8.           The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
8.9.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement and may be used instead of the original Agreement for all purposes.
8.10.If any legal action, arbitration, mediation or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, then the successful or substantially prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs, including court costs, incurred in that action or proceeding, in addition to any other relief to which the successful or substantially prevailing Party or Parties may be entitled.